CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, August 21, 2000--As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Monday, September 15, 2000. The offer was previously scheduled to expire at 5:00 p.m., on Monday, August 21, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 18, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                               PURCHASE PRICE    NUMBER OF
                    NAME OF PARTNERSHIP                        PER UNIT          UNITS TENDERED
                    -------------------                        --------------    --------------

Angeles Income Properties, Ltd. II                               $   165.00            923
Angeles Partners XI                                                  334.00            568
Angeles Partners XII                                                 804.00            811
Century Properties Fund XVII                                         309.00            132
Consolidated Capital Institutional Properties 3                      106.00       4,491.20
Davidson Diversified Real Estate II                                4,288.00          11.75
Davidson Income Real Estate LP                                       409.00         262.50
Johnstown/Consolidated Income Partnership                             29.00              0
Shelter Properties IV Limited Partnership                            574.10            463
Shelter Properties VI Limited Partnership                            531.00            761

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.